BILL OF SALE AND ASSIGNMENT
                   ---------------------------

  THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale"), dated
July 19, 2000, is entered into by and between International Data
Operations, Inc., a Delaware corporation ("Seller"), and INFe.com, a Florida corporation ("Buyer").

                       W I T N E S S E T H:
                       - - - - - - - - - -

  WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement, dated as of the date hereof (the "Purchase Agreement") pursuant to which the Seller shall sell and Buyer shall purchase the Purchased Assets (as defined in the Purchase Agreement).

  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Seller agrees as follows:

  1. Definitions. All terms used herein shall have the meanings assigned to them in the Purchase Agreement unless otherwise defined herein.

  2. Conveyance. Seller for good and valuable consideration received from Buyer, does hereby transfer, sell, convey, assign and deliver to Buyer, free of all claims, liens, security interests, encumbrances, and rights of third parties whatsoever, all of the Sellers right, title and interest in and to the Purchased Assets.

  3. Assignment. Seller hereby assigns and transfers to Purchaser and its successors and assigns, and Purchaser hereby accepts the assignment of the (i) the Assumed Liabilities listed on Exhibit A to the Asset Purchase Agreement and attached hereto as Exhibit A and (ii) all obligations and liabilities which arise out of or relate to the conduct of the Business after the Closing Date.

  4. Assumption. Purchaser does hereby assume and agree to pay, perform, fulfill and discharge (i) the Assumed Liabilities listed on Exhibit A hereto and (ii) all obligations and liabilities which arise out of or relate to the conduct of the Business after the Closing Date.

  5. Further Action . At any time, or from time to time after the date hereof, the Seller shall execute and deliver or cause to be executed and delivered to Buyer such other instruments and take such other action as Buyer may reasonably request to carry out the intent and purpose of the Purchase Agreement and this Bill of Sale, and to more effectively vest title to the Assets in Buyer and, to the full extent permitted by law, to put Buyer in exclusive possession and absolute and total control of the Assets.


          Exhibit 2.5 - Pg. 2


  4. Interpretation. In the event of any conflict or inconsistency between the terms, provisions and conditions of this Bill of Sale and the Purchase Agreement, the terms, provisions and conditions of the Purchase Agreement shall govern.

  5. Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single agreement.

  IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first above written.

SELLER:

INTERNATIONAL DATA OPERATIONS, INC.


By: [ILLEGIBLE]
     -------------------------------------------
Its: Vice President

AGREED TO AND ACCEPTED BY:

BUYER:

INFE.COM, INC.

By: /s/Thomas Richfield
Its: President